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                        [BELEW AVERITT, LLP LETTERHEAD]

                                                                      EXHIBIT 16


January 20, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:             EXCO Resources, Inc.
File Ref:       0-9204


We were previously the principal accountant for EXCO Resources, Inc. and, under the date of March 13, 1997, we reported on the financial statements of EXCO Resources, Inc. as of and for the year ended December 31, 1996, the nine months ended December 31, 1995 and the year ended March 31, 1995. On January 14, 1998, our appointment as principal accountant was terminated. We have read EXCO Resources, Inc. statements included under Item 4 of its Form 8-K dated January 14, 1998 and we agree with such statements.

Yours very truly,

BELEW AVERITT LLP


By: /s/ Eric L. Troutman
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cc      Mr. Douglas H. Miller, CEO
        Dr. J. Douglas Ramsey, CFO
        EXCO Resources, Inc.